Exhibit 19.1

LIQTECH INTERNATIONAL, INC.

CODE OF CONDUCT AND ETHICS

Adopted January 01, 2012

Amended and Restated September 20, 2021

1.     INTRODUCTION

1.1    The following Code of Conduct and Ethics (this “Code”) has been adopted by management and approved by the Board of Directors of LiqTech International, Inc., a Nevada corporation (together with its subsidiaries, the “Company”), in order to:

1.1.1.    promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

1.1.2.    promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

1.1.3.    promote compliance with applicable governmental laws, rules and regulations;

1.1.4.    promote the protection of Company assets, including corporate opportunities and confidential information;

1.1.5.    promote fair dealing practices;

1.1.6.    deter wrongdoing; and

1.1.7.    ensure accountability for adherence to this Code.

1.2    All directors, officers and employees are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in Section [10], Reporting and Enforcement.

1.3    The Company has many detailed policies that address certain of the topics in this document. The specific issues discussed in this Code do not cover all situations where a law or policy may apply. However, this Code should help clarify the general principles stated above. It is the responsibility of each director, officer, manager, and employee to understand and follow all Company policies.

2.     HONEST AND ETHICAL CONDUCT

2.1    The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2    Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.     CONFLICTS OF INTEREST

3.1    A conflict of interest occurs when an individual’s private interest (or the interest of a family member) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2    It would be impossible to detail every situation in which a conflict of interest may arise. However, below is a non-exhaustive list of types of conflicts all employees must avoid.

3.2.1.    Acquiring a material interest in any supplier, competitor or customer of the Company;

3.2.2.    Accepting any personal consulting or employment relationship that is or may be competitive with the Company;

3.2.3.    Engaging in any outside business activity that is or may be competitive with any of the Company’s businesses or interests;

3.2.4.    Accepting any outside employment which might affect the employee’s ability to devote the appropriate amount of time and attention to his or her duties and responsibilities with the Company;

3.2.5.    Receiving entertainment or anything of more than nominal value, whether as a gift or otherwise, from any individual or company with which the Company has a business relationship (normal and customary business meals, gifts of nominal value and customary business entertainment being excepted);

3.2.6.    Serving as an officer, director or in any other capacity for any customer, supplier or competitor of the Company unless approved by the Chief Executive Officer;

3.2.7.    Accepting loans from another business or individual if your position is one that interacts with, or influences, the Company’s transactions with that business or individual;

3.2.8.    Supervising, influencing, reviewing or having influence with respect to job evaluations, compensation or benefits for any “family member” who is an employee of the Company; and

3.2.9.    Taking personal advantage or obtaining personal gain from an opportunity learned of or discovered during the course and scope of employment with the Company when that opportunity or discovery could be of benefit or interest to the Company (this includes the invention or discovery of methods, formulas, flavors or techniques that are related to the employee’s duties or the business of the Company or outside opportunities in which the Company might be interested).

3.3    Such conflicts of interest may not only present themselves to an employee but could also present themselves to members of the employee’s family. For example, a conflict would arise if the employee’s spouse were to receive a valuable gift from a supplier of the Company. For the purpose of this Code, “family member” shall mean the employee’s spouse, children, parents, grandparents, parents-in-law, brothers, sisters, brothers-in-law, sisters-in-law and the children of his or her brothers, sisters, brothers-in-law or sisters-in-law.

3.4    Determining whether a conflict exists can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.5.

3.5    The Company’s policy in this area is not intended to restrict employees from participating in normal and customary business-related functions or events, or from engaging in the exchange of corporate gifts of nominal value. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from the Chief Financial Officer or the Chief Executive Officer. A [manager] may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer with a written description of the activity and seeking the Chief Executive Officer’s written approval. If the manager is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Executive Officer.1

3.6    Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the [Audit Committee Chair].

4.     COMPLIANCE.

4.1    Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2    Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s Chief Executive officer. The Chief Executive Officer shall consult legal counsel for issues related to compliance.

1 Note to Draft: Nasdaq/SEC do not prescribe any specific procedure here. The Company may use its discretion.

4.3    Insider Trading.

4.3.1.     During the course of employment with the Company, employees may acquire information that is not generally known to the public. This may include financial information, forecasts, business plans and strategies, information on sales programs, product development, and other material information that is not known to individuals outside of the Company.

4.3.2.    No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

4.3.2.1.    obtain profit for himself or herself; or

4.3.2.2.    directly or indirectly “tip” others who might make an investment decision on the basis of that information.

4.4    A violation of this policy, or the laws upon which this policy is based, could result not only in the termination of employment with the Company, but also civil and criminal proceedings. All employees, officers, and directors must comply with the Company’s Insider Trading Policy.

4.5    Foreign Corrupt Practices Act.

4.5.1.    The Foreign Corrupt Practices Act (the “FCPA”) became U.S. federal law in 1977. It applies to U.S. individuals, companies and businesses, including their controlled international subsidiaries.

4.5.2.    The FCPA makes it unlawful for U.S. companies operating in the United States or abroad and their employees to make direct or indirect payments to foreign government officials or political parties or candidates for the purpose of obtaining or retaining business.

4.5.3.    Employees of the Company or others acting on its behalf may not offer, pay, promise or authorize the payment of money or anything of value to: (a) foreign government officials, (b) foreign political parties, party officials or political candidates, or (c) any person if it is known, or firmly believed that the money or thing of value will be given or promised to a person described in (a) or (b) above, in order to obtain or retain business.

4.5.4.    In addition, no payments may be made to these individuals for the purpose of influencing the action or decision of the recipient, inducing the recipient to do or refrain from doing any act in violation of his or her lawful duty or inducing the recipient to exert influence on any foreign government, or any department, agency or instrumentality of a foreign government.

4.5.5.    Under the FCPA, the Company is required to keep books, records and accounts that accurately and fairly reflect the transactions and dispositions of its assets, and to maintain a system of internal accounting controls sufficient to provide reasonable assurances that assets are safeguarded from unauthorized use, that corporate transactions conform to managerial authorizations and that records are accurate.

4.6    Antitrust Laws. It is the policy of the Company to comply with the applicable antitrust laws of each nation in which the Company manufactures or sells products and services. These laws generally limit business practices that restrict competition. Agreements with competitors or other market participants that fix prices, divide markets or limit outputs or business activity are generally prohibited by the antitrust laws and criminal sanctions in the form of fines and imprisonment are frequently imposed.

4.7    Improper Payments and Political Activity.

4.7.1.    No payment will be made by or on behalf of the Company either directly or indirectly to government officials, political candidates, political parties or officers or employees of customers, suppliers or competitors if (a) the payment is designed to secure favored treatment for the Company or (b) the payment would violate applicable laws.

4.7.2.    Improper payments include unearned commissions or refunds, the donation or loan of the Company’s property or services of the Company’s personnel, the incurring or paying of expenses on behalf of another and the reimbursing of officers, employees or agents of the Company for payments made by them on the Company’s behalf.

4.7.3.    This policy does not include lawful political contributions authorized by the Chief Executive Officer or the Board of Directors, reasonable entertainment of customers or suppliers, potential customers or suppliers or others involved with the Company’s business in a manner appropriate to the business relationship and the discussion of business matters, gifts of sales promotion items, or, where the local custom requires, payment of small gratuities to minor governmental functionaries to secure the routine processing of paper work (for example, gratuities to minor customs officials for processing import documents) provided that such payments (a) are not either individually or in the aggregate significant in amount, (b) are fully disclosed in the Company’s records and (c) are approved by the manager of the local operation. While these transactions are not prohibited by this policy, they must be accurately disclosed in the Company’s books of account.

4.7.4.    This policy does not affect the right of employees, acting in an individual capacity and not as representatives of the Company, to support political parties or candidates of the employee’s choice. Since violation of this policy can create public reporting and tax problems for the Company as well as expose the Company and its officers, directors and the employee involved to civil and criminal sanctions, strict adherence is required. It is the responsibility of management at all levels to enforce this policy and of all employees to report violations to, or, in doubtful cases, to seek advice from their managers or from the Company’s Chief Executive Officer.

4.8    Discrimination and Harassment. The Company observes a policy of equal employment opportunity for all matters. The Company will not discriminate against any employee or prospective employee on the basis of race, color, religion, sex, age, national origin, handicap or veteran status. The Company will provide a workplace free from harassment on the basis of any of the above. The Company will also expect all of its employees, suppliers and representatives to observe and further the goals of this policy.

4.9    Environmental Matters. It is the policy of the Company to comply with all applicable laws and regulations for the protection of the environment and the conservation of natural resources. The Company believes that observing all such requirements is critical to the goal of acting as a responsible business citizen while also reducing the exposure to liability associated with even unintentional violation of environmental laws. It is the responsibility of every employee to conduct the business of the Company in a manner consistent with the goal of compliance with all applicable environmental laws and requirements.

4.10    Health and Occupational Safety. It is the policy of the Company to provide its employees with a place to work which is free from hazards and to comply with all applicable health and safety laws and regulations. Each employee is responsible for conducting the business of the Company in a way that does not endanger the health and safety of other employees and customers. Employees should, at all times, act in a manner that ensures the Company’s compliance with all applicable governmental health and safety laws and requirements.

4.11    Substance Abuse. The possession, distribution or use of an illegal controlled substance or alcohol, while on Company property, or while conducting the Company’s business is strictly prohibited. This does not prohibit moderate consumption of alcohol after work hours or during dinner meetings or events of a similar nature. The employee should do everything possible to make the workplace free from drugs and alcohol. Violation of this policy puts the employee and the employee’s co-workers at risk.

5.     IMPLEMENTATION OF THIS CODE.

5.1    Each manager shall distribute a copy of this Code to the employees for whom the manager is responsible. Each manager should also work to ensure that all of the employees under his or her supervision read, understand and comply with this Code and the policies addressed under this Code.

5.2    The Company’s Chief Executive Officer shall be responsible for the interpretation of this Code and the policies addressed within. Any questions regarding interpretation of this Code should be addressed to the Company’s Chief Executive Officer. If the Chief Executive Officer is less than certain on the proper interpretation of this Code, he should contact the Company’s legal counsel.

6.     REPORTING VIOLATIONS

6.1    Any employee who becomes aware of a violation of this Code or any of the policies addressed herein, or believes a violation has taken place, should report that violation to the employee’s manager. The manager shall then report the violation to the Company’s Chief Executive Officer. If the manager to whom the violation was reported takes no further action, or the employee feels that it would be appropriate to report the matter to a person of higher authority, the employee should bring the matter to the attention of the Chief Executive Officer of the Company or the Chair of the Audit Committee of the Board of Directors (the “Audit Committee”).

6.2    If any employee or officer of the Company becomes aware of the violation or potential violation of this Code, such employee or officer should report such activity via e-mail to the Company’s whistleblower e-mail address at whistleblower@liqtech.com. Any such e-mail shall be held in confidence and reported directly to the Chairman Audit Committee.

6.3    After receiving a report of an alleged prohibited action, the Chief Executive Officer, or the Chair of the Audit Committee must promptly take all appropriate actions necessary to investigate.

6.4    All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

6.5    The Company prohibits retaliation against anyone for the good faith reporting of a perceived Code violation or cooperation with an internal or external investigation of such a violation. Such retaliation by any associate or third party acting on behalf of an associate is itself a violation of this Code. This provision of this Code does not limit the Company’s recourse if the associate reporting the violation is ultimately found to have been a participant in the violation, or if the report is found to be a deliberate attempt to cause harm or harass another associate.

6.6    To assure that a reporting employee is protected from reprisal, requests for anonymity will be respected to the extent they do not result in the violation of the rights of another employee. Any attempt at reprisals against the reporting employee will not be tolerated.

7.     ENFORCEMENT

7.1    The Company must ensure prompt and consistent action against violations of this Code.

7.2    If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

7.3    If, after investigating a report of an alleged prohibited action by any other person, the relevant manager or Chair of the Audit Committee determines that a violation of this Code has occurred, the manager or Chair of the Audit Committee will report such determination to the Company’s legal counsel.

7.4    Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

8.     ACCOUNTING AND INTERNAL CONTROLS

8.1    Internal accounting controls have been established to manage the Company’s financial transactions. The Company adopted these controls to satisfy internal needs and to assure compliance with generally accepted accounting principles and the requirements of applicable laws and regulations. The Company is required to keep books, records and accounts that accurately and fairly reflect transactions and maintain an effective system of internal controls.

8.2    Proper accounting for all transactions is essential to the Company’s control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all cash funds, bank accounts and other accounts must be disclosed in the Company’s books of account and all entries in the Company’s books must be prepared carefully, timely and honestly and must be supported by adequate documentation to provide a complete, accurate and auditable record of the transactions they describe.

8.3    No false or misleading entries may be made for any reason and no employee may assist any other person in making such entries.

8.4    Full and certain disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing. Therefore, it is vital that no fund, asset, liability, revenue or expense of the Company be concealed or incompletely recorded in any situation for any purpose. Any employee having information or knowledge of any unrecorded fund, asset, liability, revenue or expense or any prohibited act should promptly report it to the Company’s Chief Executive Officer.

8.5    The Company’s audit functions play a significant role in providing management with evaluations of the effectiveness of internal controls over accounting, operations and administrative functions. The Company’s internal and external auditors are charged with the responsibility of conducting objective and independent examinations, taking into account the high standards of business ethics, integrity and honesty required of all employees. All employees must cooperate fully with the Company’s auditors. Making intentionally false or misleading statements to auditors, whether internal or external, is considered a falsification of records.

9.     DISCLOSURE

9.1    The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

9.2    The accounting department and the Audit Committee bear special responsibility for promoting integrity throughout the organization, with responsibilities to shareholders both inside and outside of the Company. The Audit Committee, the Chief Executive Officer, the Chief Financial Officer and other accounting department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of the Company’s financial results and condition.

9.3    Each director, officer and employee who is involved in the Company’s disclosure process must:

9.3.1.    be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

9.3.2.    take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

9.4    Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel. Employees, officers and directors should promptly report to the Chair of the Audit Committee any conduct that the individual believes may impair the Company’s full, fair, accurate, timely and understandable disclosure in reports and documents that it files with the Securities and Exchange Commission and in other public communications.

9.5    The Company expects all of its personnel to take this disclosure responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

10.     [TRADE SECRETS AND CONFIDENTIALITY.

10.1    During the course of employment with the Company, employees may access or acquire information that would be deemed confidential or a “trade secret.” Trade secrets and confidential information could be any non-public information that is of value to the Company, or information that, if made public, would be a detriment to the Company. While not an exhaustive list, typical trade secrets include information such as the development of new products, new flavors, the formula or recipe for products, new business initiatives, customer lists, price lists, pricing strategies, sales and promotions and any other non-public information that might be of value to the Company or the Company’s competitors. It is critical that the secrecy of all such confidential information and trade secrets be maintained and that employees take no action to either directly or indirectly allow such information to be released to individuals or businesses outside of the Company, or to be made public, except to the Company’s authorized advisers.]

11.     ELECTRONIC MEDIA AND SOFTWARE.

11.1    All electronic media and communications systems such as voice mail, e-mail, commercial software and access to the Internet through any Internet service provider are the property of the Company. Communications on these systems are not private communications, but are business records that may be monitored by the Company or subpoenaed by a court of law, and you should have no privacy expectations with respect to communications sent over these systems.

11.2    These systems should not be used to knowingly, recklessly or maliciously post, store, transmit, download or distribute any threatening, abusive, libelous, defamatory or obscene materials of any kind constituting a criminal offense, giving rise to civil liability or otherwise violating any laws. The Company’s policy against sexual harassment and discrimination applies fully to the use of e-mail and other electronic media.

12.     DUTY OF LOYALTY; CORPORATE OPPORTUNITIES.

12.1    The Company expects its employees to adhere to high standards of business ethics and undivided loyalty to the Company. Activities and personal interests that conflict with the best interests of the Company are inconsistent with employees’ duty of loyalty to the Company.

12.2    All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

13.     SHAREHOLDER & MEDIA RELATIONS.

13.1    The Company will provide accurate, appropriate and timely material information to the public, including its shareholders and the media to keep them informed of matters that affect our organization. To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders, the media or any other non-employee of the Company. If you are contacted by a shareholder, the request should be immediately forwarded to the Company’s Chief Financial Officer. If you are contacted by the media, or anyone requesting information regarding the Company, the Company’s plans or performance or any other potentially sensitive competitive information, the request should be forwarded to the Chief Financial Officer of the Company or, if regarding a legal matter, to the Company’s Chief Executive Officer.

14.     WAIVER

14.1    A majority of the Board of Directors (in the case of a violation by a director or executive officer) or the Chief Executive Officer or the Chair of the Audit Committee (in the case of a violation by any other person) may, in their discretion, waive any violation of this Code.

14.2    Any waiver for a director or an executive officer shall be disclosed as required by SEC regulations and the Nasdaq Listing Rules.

LIQTECH INTERNATIONAL, INC.

CODE OF CONDUCT AND ETHICS2

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

I, _______________________, acknowledge that I have received and read a copy of the LiqTech International, Inc. Code of Conduct and Ethics (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should contact the Chief Executive Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

2 To be signed and returned to the Company’s Chief Financial Officer.